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                                                                    EXHIBIT 23.1

                              Consent of KPMG LLP

The Board of Directors
Bone Care International, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-23885) on Form S-8 of Bone Care International, Inc. of our report dated August 6, 1999, relating to the consolidated balance sheets of Bone
Care International, Inc. and subsidiary as of June 30, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1999, which report appears in this 2000 annual report on Form 10-K/A of Bone Care International, Inc.

Our report dated August 6, 1999, contains an explanatory paragraph that states that Bone Care International, Inc. has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP

    KPMG LLP

Chicago, Illinois
December 4, 2000